Citibank, N.A. 390 Greenwich Street New York, New York 10013

Execution Copy

Date:	July 13, 2012 (amended and restated as of October 16, 2012)

To:	405 TRS I, LLC
106 York Rd.
Jenkintown, PA 19046
Attention: General Counsel
Facsimile: 646-861-7804

From:	Citibank, N.A.
388 Greenwich Street
11th Floor
New York, New York 10013
Attention: Director Derivative Operations
Facsimile: 212-615-8594

Transaction Reference Number: [__________]

CONFIRMATION

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Transactions entered into between Citibank, N.A. ("Citibank") and 405 TRS I, LLC, a limited liability company organized under the laws of the State of Delaware ("Counterparty"), on the Trade Date specified below (each, a "Transaction" and, collectively, the "Transactions"). This letter constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Definitions"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern. Capitalized terms used but not defined in this Confirmation have the meanings assigned to them in Annex A. Capitalized terms used but not defined in this Confirmation or in Annex A have the meanings assigned to them in the Definitions.

With effect from the Amendment Effective Date specified below, this Confirmation amends and restates the prior Confirmation dated July 13, 2012 relating to the Transactions described herein (the "Original Confirmation"), which Original Confirmation (with respect to the period from and after the Amendment Effective Date) is hereby superseded and shall be of no further force or effect.

1. Agreement

This Confirmation supplements, forms a part of and is subject to, the ISDA 2002 Master Agreement, dated as of July 13, 2012 (as amended, supplemented and otherwise modified and in effect from time to time, the "Master Agreement"), between Citibank and Counterparty. All provisions contained in the Master Agreement govern this Confirmation except as expressly modified below.

2. Terms of Transactions

The terms of the particular Transactions to which this Confirmation relates are as follows:

General Terms:
Trade Date:	July 13, 2012
Effective Date:	July 13, 2012
Amendment Effective Date:	October 16, 2012
Scheduled Termination Date:	The latest date for the final scheduled payment (or, if there is only one scheduled payment, for such scheduled payment) of principal of any Reference Obligation at any time included in the Reference Portfolio.
Termination Date:	The final Scheduled Settlement Date (as defined in the Master Agreement) with respect to all Transactions (other than any Counterparty Second Floating Rate Payer Payment Date). The obligations of the parties to make payments required to be made hereunder shall survive the Termination Date.
Obligation Termination Date:	(a) In relation to any Repaid Obligation, the related Repayment Date; and (b) In relation to any Terminated Obligation, the related Termination Settlement Date.
Reference Portfolio:	As of any date of determination, all Reference Obligations with respect to all Transactions outstanding on such date.
Reference Obligation:	Each obligation listed in Annex I as revised from time to time pursuant to this Confirmation having a Reference Amount equal to the "Reference Amount" indicated in Annex I for such obligation (and, in the case of a Committed Obligation, having an Outstanding Principal Amount equal to the "Outstanding Principal Amount" indicated in Annex I for such Committed Obligation), in each case, subject to adjustment by the Calculation Agent in accordance with the terms of this Confirmation.

Counterparty may, by notice to Citibank on any Business Day on or after the Trade Date (each, an "Obligation Trade Date"), designate that any obligation (each, a "Reference Obligation") shall become the subject of a Transaction hereunder. Any such notice shall specify the proposed Reference Obligation and the proposed Reference Amount, Reference Entity and Initial Price in relation to such Transaction.

Notwithstanding the foregoing, no such designation by Counterparty will be effective unless:

(a) Citibank, in its sole discretion, consents on or prior to the Obligation Trade Date to the relevant Reference Obligation becoming the subject of a Transaction hereunder with the effect set forth in the second and third paragraphs following subparagraph (c) below;

(b) on the Obligation Trade Date (i) the relevant Reference Obligation satisfies the Obligation Criteria set forth in Annex II and (ii) the Portfolio Criteria set forth in Annex II are satisfied (or, if any Portfolio Criterion is not satisfied immediately prior to such designation, then the extent of compliance with such Portfolio Criterion is improved); and

(c) if the relevant Reference Obligation would be a Non-Standard Reference Obligation, Counterparty gives notice of such fact to Citibank in such notice of designation (provided that any failure to give such notice shall not affect the effectiveness of such designation).

Without limiting the generality of the foregoing clause (a), Citibank may reasonably withhold its consent to any such designation based on any legal, accounting, tax or other similar issues that are adverse to Citibank in any material respect and that would or could reasonably be expected to arise as a result of the entry into such Transaction or any purchase by the Citibank Holder of such Reference Obligation as a hedge for such Transaction.

The "Obligation Settlement Date" for a Transaction shall be the date following the Obligation Trade Date for such Transaction that is customary for settlement of the related Reference Obligation substantially in accordance with the then-current market practice in the principal market for the related Reference Obligation (as determined by the Calculation Agent).

On the Obligation Trade Date for a Transaction, the Reference Amount of such Transaction shall, for all purposes hereof other than calculating Rate Payments, be increased by the "Reference Amount" specified in such notice from Counterparty. On the Obligation Settlement Date for a Transaction, the Reference Amount of such Transaction shall, solely for the purposes of calculating Rate Payments, be increased by the "Reference Amount" specified in such notice from Counterparty.

Once a Reference Obligation becomes the subject of a Transaction hereunder, Citibank shall promptly prepare and deliver to Counterparty a revised Annex I reflecting the Reference Portfolio as of the related Obligation Trade Date.

If any payment of interest on a Reference Obligation that would otherwise be made during the period from and including the Obligation Trade Date to but excluding the Termination Trade Date is not made but is capitalized as additional principal (without default), then the amount of interest so capitalized as principal shall become a new Transaction hereunder (a "PIK Transaction") having the same terms and conditions as the Transaction relating to the Reference Obligation in respect of which such interest is capitalized, except that (1) the Initial Price in relation to such PIK Transaction shall be zero, (2) the Obligation Trade Date and Obligation Settlement Date for such PIK Transaction shall be the date on which such interest is capitalized and (3) the Reference Amount of such PIK Transaction will be the amount of interest so capitalized as principal. Citibank shall give notice to Counterparty after a PIK Transaction becomes outstanding as provided above, which notice shall set forth the information in the foregoing clauses (2) and (3).

Reference Entity:	The borrower of the Reference Obligation identified as such in Annex I. In addition, "Reference Entity", unless the context otherwise requires, shall also refer to any guarantor of or other obligor on the Reference Obligation.
Ramp-Up Period:	The period from and including the Effective Date and ending on and including the date 90 days after the Amendment Effective Date.
Ramp-Down Period:	The period from and including the date 60 days prior to the Scheduled Termination Date and ending on and including the Scheduled Termination Date.

Portfolio Notional Amount:	As of any date of determination, the sum of the Notional Amounts for all Reference Obligations as of such date.
Notional Amount:

(a) In relation to any Transaction (other than with respect to any Terminated Obligation or Repaid Obligation), as of any date of determination, the Reference Amount of the related Reference Obligation as of such date multiplied by the Initial Price in relation to such Reference Obligation; and

(b) In relation to any Terminated Obligation or Repaid Obligation, the amount of the reduction in the Reference Amount of the related Reference Obligation determined, in the case of a Terminated Obligation, pursuant to Clause 3 or, in the case of a Repaid Obligation, pursuant to Clause 5, in each case multiplied by the Initial Price in relation to the related Reference Obligation.

Outstanding Principal Amount:	In relation to any Reference Obligation as of any date of determination, the outstanding principal amount of such obligation as shown in the then current Annex I, as increased pursuant to this Clause 2 (or, in the case of any Committed Obligation, pursuant to any borrowing in respect of such Committed Obligation after the Obligation Settlement Date) and reduced pursuant to Clauses 3 and 5. Except as otherwise expressly provided below with respect to Counterparty First Floating Amounts, the Outstanding Principal Amount of any Committed Obligation on any date shall include the aggregate stated face amount of all letters of credit, bankers' acceptances and other similar instruments issued in respect of such Committed Obligation to the extent that the holder of such Committed Obligation is obligated to extend credit in respect of any drawing or other similar payment thereunder.
Commitment Amount:	In relation to any Reference Obligation that is a Committed Obligation (and the related Transaction) as of any date of determination, the maximum outstanding principal amount of such Reference Obligation that a registered holder thereof would on such date be obligated to fund (including all amounts previously funded and outstanding, whether or not such amounts, if repaid, may be reborrowed).

Notional Funded Amount:

In relation to any Reference Obligation that is a Committed Obligation (and to the related Transaction) as of any date of determination, the greater of (a) zero and (b) the sum of (i) the Outstanding Principal Amount of such Reference Obligation as of the Obligation Trade Date multiplied by the Initial Price in relation to such Reference Obligation minus (ii) the product of (x) the excess, if any, of the Commitment Amount of such Reference Obligation as of the Obligation Trade Date over the Outstanding Principal Amount of such Reference Obligation as of the Obligation Trade Date multiplied by (y) 100% minus the Initial Price in relation to such Reference Obligation plus (iii) any increase in the Outstanding Principal Amount of such Reference Obligation during the period from but excluding the Obligation Trade Date to and including such date of determination minus (iv) any decrease in the Outstanding Principal Amount of such Reference Obligation during the period from but excluding the Obligation Trade Date to and including such date of determination.

In relation to any Reference Obligation that is a Term Obligation (and the related Transaction) as of any date of determination, the Notional Amount of such Reference Obligation.

Portfolio Notional Funded Amount:	As of any date of determination, the aggregate of all Notional Funded Amounts with respect to all Reference Obligations in the Reference Portfolio on such date of determination.
Reference Amount:	In relation to (a) any Term Obligation (and the related Transaction), the Outstanding Principal Amount of such Term Obligation and (b) any Committed Obligation (and the related Transaction), the Commitment Amount of such Committed Obligation.
Utilization Amount:	In relation to any Calculation Period, the daily average of the Portfolio Notional Amount during such Calculation Period.
Maximum Portfolio Notional Amount:	USD100,000,000, or such greater amount as the parties may agree to in writing.
Business Day:	New York
Business Day Convention:

Following (which shall apply to any date specified herein for the making of any payment or determination or the taking of any action which falls on a day that is not a Business Day).

If any anniversary date specified herein would fall on a day on which there is no corresponding day in the relevant calendar month, then such anniversary date shall be the last day of such calendar month.

Monthly Period:	Each period from and including the 15th day of any calendar month to but excluding the same day of the immediately succeeding calendar month.
Calculation Agent:	Citibank; provided that, if an Event of Default under Section 5(a)(i) or 5(a)(vii) with respect to Citibank shall have occurred and be continuing, then an Approved Buyer selected by Counterparty in good faith and acceptable to Citibank and that is not an Affiliate of either party shall be the Calculation Agent so long as no Event of Default with respect to Counterparty shall have occurred and be continuing. Unless otherwise specified, the Calculation Agent shall make all determinations, calculations and adjustments required pursuant to this Confirmation in good faith and on a commercially reasonable basis.
Calculation Agent City:	New York
Initial Price:	In relation to any Reference Obligation (and the related Transaction), the Initial Price specified in Annex I. The Initial Price (a) will initially be as specified by Counterparty in its notice to Citibank on the Obligation Trade Date, (b) will be determined exclusive of accrued interest and (c) will be expressed as a percentage of the Reference Amount. The Initial Price will be determined exclusive of Costs of Assignment that would be incurred by a buyer in connection with any purchase of the Reference Obligation and exclusive of any Delay Compensation.

Payments by Counterparty
Counterparty First Floating Amounts:
First Floating Amount Payer:	Counterparty
First Floating Amount:

In relation to any First Floating Rate Payer Payment Date, the sum, for each Transaction, of the products of (a) the First Floating Rate Payer Calculation Amount for such Transaction for the related First Floating Rate Payer Calculation Period multiplied by (b) the Floating Rate Option for such Transaction during the related First Floating Rate Payer Calculation Period plus the Spread multiplied by (c) the Floating Rate Day Count Fraction; provided that, for purposes of the foregoing calculation, the percentage specified in the foregoing clause (b) shall be the Spread (and not the Floating Rate Option plus the Spread) with respect to any portion of a First Floating Rate Payer Calculation Amount constituting the undrawn stated face amount of all letters of credit, bankers' acceptances and other similar instruments issued in respect of a related Committed Obligation.

If the Floating Rate Option or the Spread in relation to any Transaction varies during any First Floating Rate Payer Calculation Period, then the Floating Rate Option or the Spread, as the case may be, for such Calculation Period shall be equal to (a) the sum, for each day during such Calculation Period, of the products of the Notional Funded Amount of such Transaction for such day multiplied by the Floating Rate Option or the Spread, as the case may be, in effect on such day divided by (b) the sum of the Notional Funded Amount of such Transaction on each day during such Calculation Period.
First Floating Rate Payer Calculation Amount:	In relation to any First Floating Rate Payer Payment Date and any Transaction, the daily average of the Notional Funded Amount of such Transaction during the related First Floating Rate Payer Calculation Period.
First Floating Rate Payer Calculation Period:	In relation to any Transaction, each period from and including any date upon which a payment of interest is scheduled or otherwise required to be made on the related Reference Obligation to but excluding the next such date, except that (a) the initial First Floating Rate Payer Calculation Period will commence on, and include, the related Obligation Settlement Date and (b) the final First Floating Rate Payer Calculation Period will end on, but exclude, the related Obligation Termination Date.

First Floating Rate Payer Payment Date:

(a) In relation to any Transaction (other than with respect to any Terminated Obligation or Repaid Obligation), the fifth Business Day following the last day of any Monthly Period during which any payment of interest is scheduled or otherwise required to be made on the related Reference Obligation, commencing with the first such date after the Obligation Settlement Date for such Transaction and ending with the last such date occurring prior to the related Obligation Termination Date; and

(b) In relation to any Terminated Obligation or Repaid Obligation, the related Total Return Payment Date.

Floating Rate Option:	In relation to any Transaction, the floating rate index specified in the term loan agreement, revolving loan agreement or other similar credit agreement governing the related Reference Obligation (the "Reference Obligation Credit Agreement") that is used to determine the rate of interest payable on such Reference Obligation; provided that (a) if more than one interest rate setting is at any time used to determine the rate of interest payable on a Reference Obligation (i.e., an interest rate election for a specific interest period relating to such Reference Obligation), then a separate First Floating Amount shall be calculated for each portion of such Reference Obligation as to which a separate interest rate setting has been effected, (b) any interest that has accrued to a specified date but is permitted under the Reference Obligation Credit Agreement to be capitalized or deferred as of such date (without default) shall be deemed to be scheduled to be paid on such date, (c) any Reference Obligation Credit Agreement that provides for the payment of interest less frequently than quarterly will be deemed to provide for a scheduled quarterly payment of interest on each date specified by Citibank, which date so specified shall be the calendar day of the month corresponding to other payment dates applicable to the related Reference Obligation and (d) notwithstanding the foregoing, (i) if the floating rate index for such Reference Obligation (or any portion thereof) is the prime or base rate or is a fixed rate (or is otherwise not a rate determined on the basis of rates at which deposits in USD are offered to prime banks in the London interbank market), then the Floating Rate Option for such Reference Obligation (or such portion) shall equal USD-LIBOR-BBA and (ii) if the floating rate index for such Reference Obligation (or any portion thereof) is subject to the payment of a specified minimum rate regardless of the level of the relevant floating rate index, then the Floating Rate Option will be determined without regard to such specified minimum rate.

Designated Maturity:	In relation to any Transaction and the related Reference Obligation, the Floating Rate Option will have a Designated Maturity and Reset Dates that correspond to the maturity and reset dates specified in the related Reference Obligation Credit Agreement, except that, if the floating rate index specified in the related Reference Obligation Credit Agreement that is used to determine the rate of interest payable on the Reference Obligation (or any portion thereof) is the prime or base rate or is a fixed rate (or is otherwise not a rate determined on the basis of rates at which deposits in USD are offered to prime banks in the London interbank market), then for purposes of determining USD-LIBOR-BBA the "Designated Maturity" shall be one month and the first day of each First Floating Rate Payer Calculation Period will be a Reset Date.
Spread:	1.25%
Floating Rate Day Count Fraction:	In relation to any Transaction, the Floating Rate Day Count Fraction will be the day count basis for the computation of interest specified in the related Reference Obligation Credit Agreement, except that, if the floating rate index specified in the related Reference Obligation Credit Agreement that is used to determine the rate of interest payable on the Reference Obligation (or any portion thereof) is the prime or base rate or is a fixed rate (or is otherwise not a rate determined on the basis of rates at which deposits in USD are offered to prime banks in the London interbank market), then the Floating Rate Day Count Fraction will be Actual/360.
Reset Dates:	As set forth in "Designated Maturity" above
Compounding:	Inapplicable

Counterparty Second Floating Amounts:
Second Floating Amount Payer:	Counterparty

Second Floating Amount:	In relation to any Second Floating Rate Payer Payment Date, the product of (a) the Second Floating Rate Payer Calculation Amount for the related Second Floating Rate Payer Calculation Period multiplied by (b) the Spread multiplied by (c) the Floating Rate Day Count Fraction; provided that no Second Floating Amount shall be payable following the designation of an Early Termination Date by Counterparty as a result of the occurrence of an Event of Default under Section 5(a)(i) or 5(a)(vii) with respect to Citibank as Defaulting Party.
Second Floating Rate Payer Calculation Amount:	In relation to any Second Floating Rate Payer Calculation Period, the excess, if any, of (a) 75% of the Maximum Portfolio Notional Amount over (b) the Utilization Amount for such Second Floating Rate Payer Calculation Period.
Second Floating Rate Payer Calculation Period:	Each Monthly Period; provided that (a) the initial Second Floating Rate Payer Calculation Period shall begin on the last day of the Ramp-Up Period and (b) the final Second Floating Rate Payer Calculation Period shall end on the last Second Floating Rate Payer Payment Date.
Second Floating Rate Payer Payment Dates:	The fifth Business Day following the last day of each Monthly Period; provided that (a) the initial Second Floating Rate Payer Payment Date will be the first such Business Day after the last day of the Ramp-Up Period and (b) the final Second Floating Rate Payer Payment Date will be the Scheduled Termination Date (whether or not the Termination Date occurs prior to the final Second Floating Rate Payer Payment Date).
Spread:	1.25%
Floating Rate Day Count Fraction:	Actual/360.
Compounding:	Inapplicable

Counterparty Third Floating Amount:
Third Floating Amount Payer:	Counterparty
Third Floating Amount:	Each Expense or Other Payment.

Third Floating Rate Payer Payment Dates:	In relation to any Transaction, (a) the fifth Business Day after the last day of each Monthly Period, beginning with the first such Business Day after the Obligation Settlement Date for such Transaction, (b) the related Obligation Termination Date and (c) after the related Obligation Termination Date, the fifth Business Day after notice of a Third Floating Amount from Citibank to Counterparty; provided that, prior to the fifth Business Day after the related Obligation Termination Date, if Counterparty has received less than five Business Days' notice from Citibank that such Third Floating Amount is due and payable, such Third Floating Rate Payer Payment Date shall be the fifth Business Day after the last day of the next succeeding Monthly Period. The obligation of Counterparty to pay Third Floating Amounts in respect of any Transaction shall survive the related Obligation Termination Date.

Counterparty Fourth Floating Amounts:
Fourth Floating Amount Payer:	Counterparty
Fourth Floating Amount:	In relation to any Terminated Obligation or Repaid Obligation, Capital Depreciation, if any.
Fourth Floating Rate Payer Payment Dates:	Each Total Return Payment Date.

Payments by Citibank:
Citibank Fixed Amounts:
Fixed Amount Payer:	Citibank
Fixed Amount:	In relation to any Transaction, the Interest and Fee Amount with respect to such Transaction for the related Fixed Amount Payer Payment Date.
Fixed Amount Payer Calculation Periods:	In relation to each Reference Obligation in the Reference Portfolio, each period from and including any date upon which a payment of interest is made on such Reference Obligation to but excluding the next such date; provided that (a) the initial Fixed Amount Payer Calculation Period shall commence on and include the Obligation Settlement Date for such Reference Obligation and (b) the final Fixed Amount Payer Calculation Period shall end on, but exclude, the related Obligation Termination Date.

Fixed Amount Payer Payment Dates:

(a) In relation to any Transaction (other than with respect to any Terminated Obligation or Repaid Obligation), the fifth Business Day after the last day of any Monthly Period, commencing with the first such date after the Obligation Settlement Date for such Transaction and ending with the last such date occurring prior to the related Obligation Termination Date; and

(b) In relation to any Transaction with respect to any Terminated Obligation or Repaid Obligation, the related Total Return Payment Date.

Citibank Floating Amounts:
Floating Amount Payer:	Citibank
Floating Amount:	In relation to any Terminated Obligation or Repaid Obligation, Capital Appreciation, if any.
Floating Rate Payer Payment Dates:	Each Total Return Payment Date.

3. Reference Obligation Removal; Accelerated Termination.

Reference Obligation Removal

(a) A Transaction may be terminated in whole by either party (or in part by Counterparty) in accordance with this Clause 3 by the giving of notice (an "Accelerated Termination Notice") to the other party (each such termination, an "Accelerated Termination").

(i)	Counterparty shall be entitled to terminate any Transaction or any portion thereof by delivering an Accelerated Termination Notice to Citibank that is given (i) on the proposed Termination Trade Date and (ii) no more than 30 days prior to the proposed Termination Settlement Date; provided that, except in the case of the termination of all Transactions, (x) the Portfolio Criteria set forth in Annex II would be satisfied on the proposed Termination Trade Date after giving effect to such termination and (y) the Net Collateral Value Percentage would be greater than or equal to the Termination Threshold (in each case, after giving effect to such termination). The Accelerated Termination Notice shall specify the Reference Obligation that is the subject of such Accelerated Termination, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date.
(ii)	Following the occurrence of a Credit Event (as determined by the Calculation Agent) with respect to the related Reference Entity (including any guarantor or other obligor referred to in the definition thereof), Citibank shall, at any time after the Obligation Trade Date for the Reference Obligation, be entitled to propose, by notice to Counterparty, an increased Independent Amount Percentage with respect to the related Transaction. If Counterparty does not, by notice to Citibank within three Business Days after such notice from Citibank, agree to such increase, then Citibank may terminate the related Transaction by delivering an Accelerated Termination Notice to Counterparty that is given (i) on the Termination Trade Date and (ii) no less than 10 days prior to the proposed Termination Settlement Date. The Accelerated Termination Notice shall specify the Reference Obligation that is the subject of such Accelerated Termination, the amount of the Terminated Obligation, the Termination Trade Date and the Termination Settlement Date.

Elective Termination by Citibank due to Certain Events

(b) If:

(i)	any Reference Obligation (including any Exchange Consideration) fails to satisfy the Obligation Criteria at any time,
(ii)	the Portfolio Criteria are not satisfied at any time,
(iii)	Counterparty fails to perform when due any obligation to Transfer Eligible Collateral under Clause 9(a), or
(iv)	Counterparty fails to perform when due any obligation to Transfer Eligible Collateral under Clause 9(e) and such failure continues for one Business Day after notice of such failure is given to Counterparty, then Citibank may notify Counterparty in writing of such event. In the case of the foregoing clause (i), if such event continues for 30 days following the delivery of such notice, then Citibank will have the right but not the obligation to terminate the related Transaction. In the case of the foregoing clause (ii), if such event continues for 30 days following the delivery of such notice, then Citibank will have the right but not the obligation to terminate all (but not less than all) Transactions that are the subject of this Confirmation. In the case of the foregoing clause (ii), pending any action taken to correct or remedy non-compliance with one or both of clauses (iv) and (v) of the Portfolio Criteria (but without limiting Counterparty's obligation to remedy such non-compliance or Citibank's right under this Clause 3(b) to terminate the related Transaction), Citibank may in its sole discretion elect to treat all or any portion of the Transactions as Transactions relating to "Excess Concentration Obligations", in each case, to the extent such treatment would remedy such non-compliance. In the case of the foregoing clause (iii) or (iv), Citibank will have the immediate right but not the obligation to terminate all (but not less than all) Transactions that are the subject of this Confirmation. Citibank may exercise this termination right with respect to each Terminated Obligation by delivering an Accelerated Termination Notice to Counterparty that is given, as to any Terminated Obligation, (1) on the proposed Termination Trade Date and (2) no less than 10 days prior to the proposed Termination Settlement Date for the related Terminated Obligation. The Accelerated Termination Notice shall specify each Reference Obligation that is the subject of such Accelerated Termination and, with respect to each such Reference Obligation, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date.

Early Termination Date under Master Agreement

(c) If an Early Termination Date is designated under the Master Agreement, then (i) each Transaction will be terminated in its entirety, (ii) notwithstanding any contrary or otherwise inconsistent provision of the Master Agreement, the provisions set forth in Section 6(e) of the Master Agreement shall not apply to any Transaction (except that amounts that become due and payable on or prior to such Early Termination Date with respect to any Transaction as provided in this Confirmation will constitute Unpaid Amounts) and (iii) the Termination Trade Date for each Transaction will be the date specified by the Calculation Agent occurring on or promptly after such Early Termination Date; provided that, if such Early Termination Date is designated by reason of an Event of Default as to which Citibank is the Defaulting Party, Counterparty may specify the Termination Trade Date with respect to any Transaction as to which the Calculation Agent has not specified the Termination Trade Date within 10 days after such Early Termination Date. The Calculation Agent shall give notice (an "Accelerated Termination Notice") to each party (such termination, an "Accelerated Termination") on or prior to such Early Termination Date, which Accelerated Termination Notice shall specify each Reference Obligation that is the subject of such Accelerated Termination and, with respect to each such Reference Obligation, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date. The amount, if any, payable in respect of such Early Termination Date will be determined in accordance with Clause 4(a) or 4(b) of this Confirmation (as applicable) based upon the delivery of such Accelerated Termination Notice.

Effect of Termination

(d) With respect to any Transaction terminated in whole pursuant to this Clause 3, (i) as of the relevant Termination Trade Date the Reference Amount shall, for all purposes hereof other than calculating Rate Payments, be reduced to zero (and, in the case of a Committed Obligation, the Outstanding Principal Amount thereof shall be reduced to zero) and (ii) as of the relevant Termination Settlement Date the Reference Amount, for purposes of calculating Rate Payments, shall be reduced to zero (and, in the case of a Committed Obligation, the Outstanding Principal Amount thereof shall be reduced to zero). With respect to any Transaction terminated in part pursuant to this Clause 3, (i) as of the relevant Termination Trade Date the Reference Amount shall, for all purposes hereof other than calculating Rate Payments, be reduced by the amount of the reduction of the Reference Amount specified in the Accelerated Termination Notice (and, in the case of a Committed Obligation, the Outstanding Principal Amount shall be reduced by an amount equal to the product of the Outstanding Principal Amount in effect immediately prior to such reduction multiplied by the amount of the reduction of the Reference Amount divided by the Reference Amount in effect immediately prior to such reduction) and (ii) as of the relevant Termination Settlement Date the Reference Amount shall, for purposes of calculating Rate Payments, be reduced by the amount of the reduction of the Reference Amount specified in the Accelerated Termination Notice (and, in the case of a Committed Obligation, the Outstanding Principal Amount shall be reduced by an amount equal to the product of the Outstanding Principal Amount in effect immediately prior to such reduction multiplied by the amount of the reduction of the Reference Amount divided by the Reference Amount in effect immediately prior to such reduction). Following any Termination Trade Date (other than the Termination Trade Date in respect of the Termination Date), Citibank shall promptly prepare and deliver to Counterparty a revised Annex I.

Citibank Call Date

(e) Citibank will have the right, but not the obligation, to terminate any Transaction that is the subject of this Confirmation or any portion thereof; provided that (i) no such termination shall have a Termination Trade Date that occurs prior to the date occurring 30 days prior to July 13, 2015 (the "Citibank Call Date") or on a day other than a Business Day and (ii) any such termination shall be effected by Citibank giving notice to Counterparty on a Business Day occurring no less than 30 days prior to the proposed Termination Trade Date, which notice, in each case, shall specify the proposed Termination Trade Date. If Citibank does not exercise its right pursuant to this Clause 3(e) to terminate a Transaction with a Termination Trade Date occurring on the date 30 days prior to the Citibank Call Date, then Citibank will thereafter have the right, but not the obligation, to propose, by notice to Counterparty no fewer than 10 Business Days prior to the date on which such proposal is to be effective, to amend and restate one or more material terms of such Transaction, including, without limitation, the Spread, the Independent Amount Percentage and the application of the Obligation Criteria and Portfolio Criteria, with effect no earlier than the Citibank Call Date. If Citibank provides a notice to Counterparty proposing to amend and restate one or more material terms of a Transaction as provided above and Counterparty does not agree in writing to such amended and restated terms within 10 Business Days after Citibank provides such notice to Counterparty, each Transaction shall terminate, and the Termination Trade Date shall be such tenth Business Day. Even if a Termination Trade Date has been designated with respect to a Transaction or portion thereof pursuant to this Clause 3(e), such designation will not prevent Citibank or Counterparty from subsequently designating an earlier Termination Trade Date to the extent Citibank or Counterparty, as the case may be, is entitled to designate such earlier Termination Trade Date pursuant to this Confirmation. Notwithstanding anything in this Confirmation to the contrary:

(i)	if Citibank elects to exercise its termination right under this Clause 3(e) with respect to all Transactions that are then the subject of this Confirmation, then each reference to the term "Scheduled Termination Date" in Clauses 4 (other than Clause 4(c)) and 5 and in the definitions of "Ramp-Down Period" and "Termination Trade Date" will instead be a reference to the date occurring 30 days after the Termination Trade Date specified in such notice from Citibank; and
(ii)	whether or not Citibank elects to exercise its termination right under this Clause 3(e), each reference to the term "Scheduled Termination Date" in the definition of "Second Floating Rate Payer Payment Date" (and in the provisions of Clause 4(c) dealing with the payment of the discounted present value of Second Floating Amounts) will be a reference to the Citibank Call Date.

4. Final Price Determination

Following the termination of any Transaction in whole or in part pursuant to Clause 3 or by reason of the occurrence of the Scheduled Termination Date (other than in connection with a Repayment), the Final Price for the relevant Terminated Obligation will be determined in accordance with this Clause 4.

Determination by Counterparty

(a) In order to determine the Final Price in relation to any Terminated Obligation then held by or on behalf of Citibank as a hedge for the related Transaction, Counterparty may arrange for the sale of such Terminated Obligation by giving notice of such sale to Citibank; provided that Counterparty shall have no right to arrange a sale of a Terminated Obligation pursuant to this Clause 4(a) in connection with the termination of a Transaction: (i) in the case of a termination pursuant to Clause 3(b); (ii) in the case of a termination pursuant to Clause 3(c) if the related Early Termination Date by reason of an Event of Default or Credit Event Upon Merger as to which Counterparty is the Defaulting Party or Affected Party; or (iii) if, as a result of such termination and the termination of all other Transactions as to which the Total Return Payment Date has not yet occurred, (x) the aggregate Value (as defined in the Credit Support Annex) of all Posted Credit Support (as so defined) held by Citibank as Secured Party (as so defined) plus the aggregate of all Citibank Floating Amounts payable in connection with such terminations would be less than (y) the aggregate of all Counterparty Fourth Floating Amounts payable in connection with such terminations. Such notice must be given at least three Business Days prior to the related Termination Settlement Date in the case of any Terminated Obligation and at least 30 days prior to the Scheduled Termination Date if all Transactions are to be terminated in connection with the Scheduled Termination Date. Any sale (i) must be to (x) an Approved Buyer or (y) another buyer approved in advance of the Termination Trade Date by Citibank, such approval not to be unreasonably withheld or delayed, and (ii) must be scheduled to occur no later than the date customary for settlement, substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation (as determined by the Calculation Agent), following the Termination Trade Date and on or prior to the Scheduled Termination Date if all Transactions are to be terminated in connection with the Scheduled Termination Date. If Counterparty so arranges any sale, the net cash proceeds received from the sale of any Terminated Obligation, net of the related Costs of Assignment and adjusted by any Delay Compensation as provided in Clause 6(b), shall be the "Final Price" in relation to that Terminated Obligation.

Determination by Calculation Agent

(b) If the Final Price for any Terminated Obligation is not determined according to Clause 4(a), the Calculation Agent shall attempt to obtain Firm Bids for such Terminated Obligation with respect to the applicable Termination Trade Date from three or more Dealers. The Calculation Agent will give Counterparty notice of its intention to obtain Firm Bids pursuant to this Clause 4(b) (such notice to be given telephonically and via electronic mail) not later than three hours prior to the bid submission deadline specified below. By notice to Citibank not later than one hour after such notice from the Calculation Agent, Counterparty may, but shall not be obligated to, designate a Dealer of credit standing acceptable to Citibank in the exercise of its reasonable discretion to provide a Firm Bid (and the Calculation Agent will seek a Firm Bid from such Dealer if so designated by Counterparty on a timely basis). A "Firm Bid" shall be a good and irrevocable bid for value, to purchase all or a portion of the applicable Terminated Obligation, expressed as a percentage of the Outstanding Principal Amount and exclusive of accrued interest, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation, as determined by the Calculation Agent, submitted by a Dealer as of 11 a.m. New York time or as soon as practicable thereafter. If there is more than one Terminated Obligation at any time, then the Calculation Agent may in its sole discretion obtain Firm Bids with respect each separate Terminated Obligation or any group or groups of such Terminated Obligations. Citibank may, but is not obligated to, sell or cause the sale of any portion of any Terminated Obligation to any Dealer that provides a Firm Bid.

If the Calculation Agent is unable to obtain from Dealers at least one Firm Bid or combination of Firm Bids for all of the Reference Amount of any Terminated Obligation with respect to the relevant Termination Trade Date, the Calculation Agent will attempt to obtain a Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation from three or more Dealers until the earlier of (i) the second Business Day (inclusive) following such Termination Trade Date and (ii) the date a Firm Bid or combination of Firm Bids is obtained for all of the Reference Amount of such Terminated Obligation.

If the Calculation Agent is able to obtain at least one Firm Bid or combination of Firm Bids for all of the Reference Amount of any Terminated Obligation, the Final Price for such Terminated Obligation shall be determined by reference to such Firm Bid or Firm Bids. If no Firm Bids are obtained on or before such second Business Day for all or a portion of the applicable Terminated Obligation, the Final Price shall be deemed to be zero with respect to such Terminated Obligation (or portion thereof) for which no Firm Bid was obtained. The Calculation Agent will conduct the bid process in accordance with the procedures set forth in this Clause 4(b) and otherwise in a commercially reasonable manner.

Notwithstanding anything to the contrary herein,

(i)	the Calculation Agent shall be entitled to disregard any Firm Bid submitted by a Dealer if, in the Calculation Agent's commercially reasonable judgment, (x) such Dealer may be ineligible to accept assignment or transfer of the related Terminated Obligation or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the Terminated Obligation, as determined by the Calculation Agent, or (y) such Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the related Terminated Obligation to the assignment or transfer of the related Terminated Obligation or portion thereof, as applicable, to it; and

(ii)	if the Calculation Agent determines that the highest Firm Bid obtained in connection with any Termination Trade Date is not bona fide as a result of (x) the occurrence of an Event of Default described in Section 5(a)(vii) with respect to the bidder, (y) the inability, failure or refusal of the bidder to settle the purchase of the related Terminated Obligation or portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally or (z) the Calculation Agent not having pre-approved trading lines with the bidder that would permit settlement of the purchase of the related Terminated Obligation or portion thereof, as applicable, that Firm Bid shall be disregarded and the Calculation Agent shall designate a new Termination Trade Date; provided that the Calculation Agent shall designate a new Termination Trade Date pursuant to this paragraph only once. If the only Firm Bid for any portion of the related Terminated Obligation determined in connection with the second Termination Trade Date is disregarded pursuant to this paragraph, the Calculation Agent shall have no obligation to obtain further bids, and the applicable "Final Price" for the portion which was so disregarded shall be deemed to be zero. If one or more Firm Bids remains after disregarding any Firm Bid for any portion of the related Terminated Obligation determined in connection with the second Termination Trade Date pursuant to this paragraph, the Calculation Agent shall determine the Final Price for the Terminated Obligation by reference to such remaining Firm Bid or Firm Bids.

If Citibank transfers, or causes the transfer of, the Terminated Obligation to the Dealer or Dealers providing the highest Firm Bid or combination of Firm Bids, the net cash proceeds received from the sale of such Terminated Obligation (which sale shall be scheduled to settle substantially in accordance with the then-current market practice in the principal market for the related Reference Obligation as determined by the Calculation Agent), net of the related Costs of Assignment and adjusted by any Delay Compensation as provided in Clause 6(b), shall be the "Final Price" for that Terminated Obligation (or the portion thereof that is sold).

If Citibank determines, in its sole discretion, not to sell or cause the sale of any portion of any Terminated Obligation to the entity or entities providing the highest Firm Bid or combination of Firm Bids, the "Final Price" for such unsold portion shall be equal to the greater of (a) zero and (b) the sum of (i) the Outstanding Principal Amount of such Terminated Obligation as of the Termination Trade Date multiplied by the highest Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation minus (ii) the product of (x) the excess, if any, of the Commitment Amount of such Terminated Obligation as of the Termination Trade Date over the Outstanding Principal Amount of such Terminated Obligation as of the Termination Trade Date multiplied by (y) 100% minus the highest Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation. The Calculation Agent may perform any of its duties under this Clause 4(b) through any Affiliate designated by it, but no such designation shall relieve the Calculation Agent of its duties under this Clause 4(b).

Other than in the case of a termination pursuant to Clause 3(c), Citibank and Counterparty will make commercially reasonable efforts to accomplish the assignment to Counterparty (free of payment by Counterparty) of any Terminated Obligation or portion thereof held by or on behalf of Citibank as a hedge for the related Transaction for which the Final Price is deemed to be zero as provided in this Clause 4(b); provided that Citibank shall not be liable for any losses related to any delay in or failure of such assignment beyond its control.

The Calculation Agent will, with respect to each Terminated Obligation, provide to each party a statement showing, in reasonable detail, the calculation of the Final Price for such Terminated Obligation determined pursuant to this Clause 4(b) (including the identity of all Firm Bids obtained in connection with such calculation).

(c) For the avoidance of doubt, if the Termination Date occurs prior to the Scheduled Termination Date (other than by reason of the designation of an Early Termination Date by Counterparty as a result of the occurrence of an Event of Default under Section 5(a)(i) or 5(a)(vii) with respect to Citibank as Defaulting Party), each Counterparty Second Floating Amount shall continue to be payable by Counterparty on each subsequent Second Floating Rate Payer Payment Date occurring on or prior to the Scheduled Termination Date; provided that, if either party shall so specify in writing to the other party prior to any final Termination Trade Date, then on such final Termination Trade Date (i) the obligation of Counterparty to continue to pay each Counterparty Second Floating Amount on each subsequent Second Floating Rate Payer Payment Date occurring on or prior to the Scheduled Termination Date shall terminate and be replaced by the obligation in the following clause and (ii) Counterparty shall pay to Citibank an amount equal to the present value (as calculated by the Calculation Agent with discounting on a continuous basis) of each Counterparty Second Floating Amount payable (without regard to the termination of such obligation under the foregoing clause) on each subsequent Second Floating Rate Payer Payment Date occurring on or prior to the Scheduled Termination Date, discounted to such final Termination Trade Date at a discount rate per annum equal to the Discount Rate. For this purpose, the "Discount Rate" means the zero coupon swap rate (as determined by the Calculation Agent) implied by the fixed rate offered to be paid by Citibank under a fixed for floating interest rate swap transaction with a remaining Term equal to the period from such final Termination Trade Date to the Scheduled Termination Date in exchange for the receipt of payments indexed to USD-LIBOR-BBA.

5. Repayment.

If all or a portion of the Reference Amount of any Reference Obligation is repaid or otherwise reduced (in the case of a Committed Obligation, only if the Reference Amount thereof is permanently reduced) (including, without limitation, through any exercise of any right of set-off, reduction, or counterclaim that results in the satisfaction of the obligations of such Reference Entity to pay any principal owing in respect of such Reference Obligation) on or prior to the Scheduled Termination Date (the amount of such repayment or other reduction, a "Repayment"; the portion of the related Reference Obligation so repaid or otherwise reduced, a "Repaid Obligation"; and the date of such Repayment, the "Repayment Date"):

(a)	the Total Return Payment Date with respect to the Repaid Obligation will be the fifth Business Day next succeeding the last day of the Monthly Period in which the Repayment Date occurred;
(b)	as of the related Repayment Date, the Reference Amount of such Reference Obligation shall be decreased by an amount equal to the principal amount of the Repaid Obligation; and
(c)	the related Final Price of the Repaid Obligation shall be (i) in the case of a Committed Obligation, the portion of the Reference Amount that is permanently reduced on such Repayment Date and (ii) in the case of a Term Obligation, the amount of principal and premium in respect of principal paid by such Reference Entity on the Repaid Obligation to holders thereof on such Repayment Date. Following any Repayment Date, Citibank shall prepare and deliver to Counterparty a revised Annex I showing the revised Reference Amount for the related Reference Obligation.

6. Adjustments.

(a) If any Reference Obligation or any portion thereof is irreversibly converted or exchanged into or for any securities, obligations, cash or other assets or property ("Exchange Consideration"), thereafter such Exchange Consideration will constitute such Reference Obligation or portion thereof, and the Calculation Agent shall in good faith adjust the terms of any Transaction relating to such Reference Obligation as the Calculation Agent determines appropriate to preserve the theoretical value of such Transaction to the parties immediately prior to such exchange or, if such exchange results in a change in value, the proportionate post-exchange value, and determine the effective date of such adjustments. Any such adjustment of the terms of any Transaction relating to such Reference Obligation made by the Calculation Agent shall be consistent with any comparable adjustments made in relation to the related conversion or exchange into or for such Exchange Consideration by any authority or association that is generally recognized by nationally recognized dealers in bank loans as having power or authority to make binding determinations with respect to such adjustments.

(b) Delay Compensation (as defined below) shall result in an adjustment (i) as contemplated by the definition of "Interest and Fee Amount" in connection with the establishment by the Citibank Holder of a related hedge in respect of a Transaction, if the actual settlement of the purchase of the related hedge occurs after the date scheduled for the settlement of such purchase and (ii) of a Final Price with respect to a Terminated Obligation in connection with the termination by the Citibank Holder of a related hedge, if the actual settlement of the sale of the related hedge occurs after the date scheduled for the settlement of such sale; provided that Delay Compensation shall be payable in connection with any such termination only to the extent the related Final Price does not already reflect such adjustment for Delay Compensation. "Delay Compensation" shall accrue (x) in the case of clause (i) above, from and including the date scheduled for the settlement of the purchase effected to establish the related hedge to but excluding the actual settlement of such purchase (and, during such period, (A) the Counterparty First Floating Amount shall be calculated by reference to the Spread and not the Floating Rate Option and (B) Interest and Fee Amounts will be determined without regard to payments in respect of the interest rate index used in the Reference Obligation Credit Agreement to calculate interest payments in respect of the related Reference Obligation and in effect during such period) and (y) in the case of clause (ii) above, from and including the date scheduled for the sale effected to terminate the related hedge to but excluding the actual settlement of such sale (and, during such period, (A) the Counterparty First Floating Amount shall be calculated by reference to the Floating Rate Option and not the Spread and (B) Interest and Fee Amounts shall be reduced by interest accrued during such period in excess of the interest rate index used in the Reference Obligation Credit Agreement to calculate interest payments in respect of the related Reference Obligation and in effect during such period). In connection with any adjustment by reason of Delay Compensation, (i) any initial Payment Date in this Confirmation determined by reference to the "Obligation Settlement Date" shall be determined as if the Obligation Settlement Date were the actual settlement of the purchase of the related hedge and (ii) any final Payment Date in this Confirmation determined by reference to the "Termination Settlement Date" shall be determined as if the Termination Settlement Date were the actual settlement of the termination of the related hedge. If Citibank elects to establish a hedge as a result of the addition or increase in the Reference Amount of any Reference Obligation that is the subject of a Transaction, or to sell or cause the sale of any portion of any Terminated Obligation in order to determine the Final Price thereof as contemplated by Clause 4(b), then Citibank will use commercially reasonable efforts to cause the related purchase or sale to occur on the related Obligation Settlement Date or Termination Settlement Date, as the case may be.

(c) If (i) Citibank elects to establish a hedge as a result of the addition or increase in the Reference Amount of any Reference Obligation that is the subject of a Transaction and (ii) the Citibank Holder is unable after using commercially reasonable efforts to effect the settlement of such hedge, then, by notice to Counterparty, Citibank may in its sole discretion, specify that such addition or increase in the Reference Amount of such Reference Obligation will not be effective.

7. Representations, Warranties and Agreements.

(a) Each party hereby agrees as follows, so long as either party has or may have any obligation under any Transaction:

(i)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into such Transaction and as to whether such Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into such Transaction; it being understood that information and explanations related to the terms and conditions of such Transaction shall not be considered investment advice or a recommendation to enter into such Transaction. It has not received from the other party any assurance or guarantee as to the expected results of such Transaction;
(ii)	Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of such Transaction. It is also capable of assuming, and assumes, the financial and other risks of such Transaction;
(iii)	Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of such Transaction; and
(iv)	Reliance on its Own Advisors. Without limiting the generality of the foregoing, in making its decision to enter into, and thereafter to maintain, administer or terminate, such Transaction, it will not rely on any communication from the other party as, and it has not received any representation or other communication from the other party constituting, legal, accounting, business or tax advice, and it will consult its own legal, accounting, business and tax advisors concerning the consequences of such Transaction.

(b) Each party acknowledges and agrees that, so long as either party has or may have any obligation under any Transaction:

(i)	such Transaction does not create any direct or indirect obligation of any Reference Entity or any direct or indirect participation in any Reference Obligation or any other obligation of any Reference Entity;
(ii)	each party and its Affiliates may deal in any Reference Obligation and may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking or other business with any Reference Entity, any Affiliate of any Reference Entity, any other person or entity having obligations relating to any Reference Entity and may act with respect to such business in the same manner as if such Transaction did not exist and may originate, purchase, sell, hold or trade, and may exercise consensual or remedial rights in respect of, obligations, securities or other financial instruments of, issued by or linked to any Reference Entity, regardless of whether any such action might have an adverse effect on such Reference Entity, the value of the related Reference Obligation or the position of the other party to such Transaction or otherwise;

(iii)	except as provided in Clause 7(d)(iv), each party and its Affiliates and the Calculation Agent may, whether by virtue of the types of relationships described herein or otherwise, at the date hereof or at any time hereafter, be in possession of information regarding any Reference Entity or any Affiliate of any Reference Entity that is or may be material in the context of such Transaction and that may or may not be publicly available or known to the other party. In addition, except as provided in Clause 7(b)(vii), this Confirmation does not create any obligation on the part of such party and its Affiliates to disclose to the other party any such relationship or information (whether or not confidential);
(iv)	neither Citibank nor any of its Affiliates shall be under any obligation to hedge such Transaction or to own or hold any Reference Obligation as a result of such Transaction, and Citibank and its Affiliates may establish, maintain, modify, terminate or re-establish any hedge position or any methodology for hedging at any time without regard to Counterparty. Counterparty acknowledges and agrees that it is not relying on any representation, warranty or statement by Citibank or any of its Affiliates as to whether, at what times, in what manner or by what method Citibank or any of its Affiliates may engage in any hedging activities;
(v)	notwithstanding any other provision in this Confirmation or any other document, Citibank and Counterparty (and each employee, representative, or other agent of Citibank or Counterparty) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the "Code")), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. To the extent not inconsistent with the previous sentence, Citibank and Counterparty will each keep confidential (except as required by law) all information unless the other party has consented in writing to the disclosure of such information;
(vi)	if Citibank chooses to hold a Reference Obligation as a result of any Transaction, Citibank shall hold such Reference Obligation directly or through an Affiliate (the "Citibank Holder"). The Citibank Holder may deal with such Reference Obligation as if the related Transaction did not exist, provided that, so long as the Citibank Holder remains the lender of record with respect to such Reference Obligation, upon any occasion permitting the Citibank Holder to exercise any right in relation to such Reference Obligation to give or withhold consent (an "Election") to an action proposed to be taken (or to be refrained from being taken), the Citibank Holder shall, insofar as permitted under (x) applicable laws, rules and regulations and (y) each provision of any agreement or instrument evidencing or governing such Reference Obligation (and, in the case of any participation interest, governing such participation interest), give its consent to the action proposed to be taken (or to be refrained from being taken), unless (A) Counterparty, by timely notice to Citibank, requests (a "Counterparty Election Request") that the Citibank Holder withhold such consent and (B) the Citibank Holder, in its sole discretion, elects to withhold such consent in accordance with the Counterparty Election Request. Notwithstanding the foregoing: (1) the Citibank Holder shall have no obligation to respond to, or consult with Counterparty in relation to, a Counterparty Election Request (failure to respond to a Counterparty Election Request being deemed a denial); (2) the Citibank Holder shall have no other duties or obligations to Counterparty of any nature with respect to any Election or any Counterparty Election Request; (3) the Citibank Holder shall not be liable to Counterparty or any of its Affiliates for the consequences of any consent given or withheld by the Citibank Holder in connection with such Reference Obligation (whether or not pursuant to a Counterparty Election Request); and (4) if the Citibank Holder elects in its sole discretion to withhold its consent in accordance with a Counterparty Election Request, the Citibank Holder may subsequently determine to give such consent at any time without notice to Counterparty; and

(vii)	in connection with each Reference Obligation that is held by a Citibank Holder as a result of any Transaction, the Citibank Holder will promptly (and in any event within one Business Day after receipt) deliver or cause to be delivered to Counterparty the following information and documentation, in each case, to the extent actually received by the Citibank Holder from the Reference Entity or its agents under the related Reference Obligation Credit Agreement: all notices of any borrowings, prepayments and interest rate settings, all amendments, waivers and other modifications (whether final or proposed) in relation to the terms of the Reference Obligation; and all notices given by the Reference Entity to the lenders or their agent or by the lenders or their agent to the Reference Entity in relation to the exercise of remedies.

(c) Each of the parties hereby represents that, on each date on which a Transaction is entered into hereunder:

(i)	it is entering into such Transaction for investment, financial intermediation, hedging or other commercial purposes; and
(ii)	(x) it is an "eligible contract participant" as defined in Section 1a of the U.S. Commodity Exchange Act, as amended (the "CEA"), (y) the Master Agreement and each Transaction are subject to individual negotiation by each party, and (z) neither the Master Agreement nor any Transaction will be executed or traded on a "trading facility" within the meaning of Section 1a of the CEA.

(d) Counterparty hereby represents to Citibank that:

(i)	its financial condition is such that it has no need for liquidity with respect to its investment in any Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness. Its investments in and liabilities in respect of any Transaction, which it understands is not readily marketable, is not disproportionate to its net worth, and it is able to bear any loss in connection with any Transaction, including the loss of its entire investment in such Transaction;
(ii)	it understands no obligations of Citibank to it hereunder will be entitled to the benefit of deposit insurance (except for any deposit insurance that may apply to Posted Collateral) and that such obligations will not be guaranteed by any Affiliate of Citibank or any governmental agency;
(iii)	it is not an Affiliate of any Reference Entity;
(iv)	as of (x) the relevant Obligation Trade Date and (y) any date on which a sale is effected pursuant to Clause 4(a) or on which the Calculation Agent solicits Firm Bids pursuant to Clause 4(b), neither Counterparty nor any of its Affiliates, whether by virtue of the types of relationships described herein or otherwise, is on such date in possession of information regarding any related Reference Entity or any Affiliate of such Reference Entity that is or may be material in the context of such Transaction or the purchase or sale of any related Reference Obligation unless such information either (x) is publicly available or (y) has been made available to each registered owner of such Reference Obligation on a basis that permits such registered owner to disclose such information to any assignee of or participant (whether on a funded or unfunded basis) in, or any prospective assignee of or participant (whether on a funded or unfunded basis) in, any rights or obligations under the related Reference Obligation Credit Agreement;

(v)	it is a limited liability company formed under the laws of the State of Delaware, and it is a disregarded entity of a corporation organized under the laws of the State of Delaware for U.S. Federal income tax purposes (which representation shall also be made for purposes of Section 3(f) of the Master Agreement);
(vi)	it has delivered to Citibank on or prior to the Trade Date (and it will, prior to any expiration of any such form previously so delivered, deliver to Citibank) a United States Internal Revenue Service Form W-9 (or applicable successor form), properly completed and signed;
(vii)	it could have received all payments on the Reference Obligation without U.S. Federal or foreign withholding tax if it owned the Reference Obligation (which representation shall also be made for purposes of Section 3(f) of the Master Agreement); and
(viii)	it is not a tax-exempt organization for U.S. Federal income tax purposes.

(e) Except for disclosure authorized pursuant to Clause 7(b)(v), Counterparty agrees to be bound by the confidentiality provisions of the related Reference Obligation Credit Agreement with respect to all information and documentation in relation to a Reference Entity or a Reference Obligation delivered to Counterparty hereunder. Counterparty acknowledges that such information may include material non-public information concerning the Reference Entity or its securities and agrees to use such information in accordance with applicable law, including Federal and State securities laws.

(f) Section 2(c)(ii) of the Master Agreement shall not apply to the Transactions to which this Confirmation relates. Multiple Transaction Payment Netting under Section 2(c) of the Master Agreement will apply to the Transactions to which this Confirmation relates.

(g) Notwithstanding anything in the Master Agreement to the contrary, Citibank will not be required to pay any additional amount under Section 2(d)(i) of the Master Agreement in respect of any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction that is determined by reference to interest or fees payable with respect to any Reference Obligation. If Citibank is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction that is determined by reference to interest or fees payable with respect to any Reference Obligation and Citibank does not so deduct or withhold, then Section 2(d)(ii) of the Master Agreement shall be applicable.

8. Adjustments Relating to Certain Unpaid or Rescinded Payments.

(a) If (i) Citibank makes any payment to Counterparty as provided under Clause 2 and the corresponding Interest and Fee Amount is not paid (in whole or in part) when due or (ii) any Interest and Fee Amount in respect of a Reference Obligation is required to be returned (in whole or in part) by a holder of such Reference Obligation (including, without limitation, the Citibank Holder) to the applicable Reference Entity or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then Counterparty will pay to Citibank, upon request by Citibank, such amount (or portion thereof) so not paid or so required to be returned, paid or otherwise rescinded. If such returned, paid or otherwise rescinded amount is subsequently paid, Citibank shall pay such amount (subject to Clause 8(c)) to Counterparty within five Business Days after the date of such subsequent payment.

(b) If, with respect to any Repaid Obligation, the corresponding payment of principal of the Repaid Obligation is required to be returned (in whole or in part) by a holder thereof (including, without limitation, the Citibank Holder) to the applicable Reference Entity or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then (i) the parties hereto shall be restored severally and respectively to their former positions hereunder and thereafter all rights and obligations of the parties hereunder shall continue as though no Repayment had occurred and (ii) without limiting the generality of the foregoing, if either party has made a payment to the other party in respect of Capital Appreciation or Capital Depreciation related to such Repayment as provided under Clause 2, then the party that received the payment in respect of such Capital Appreciation or Capital Depreciation, as applicable, shall repay such amount (subject to Clause 8(c)) to the other party. If such returned, paid or otherwise rescinded amount is subsequently paid by the related Reference Entity or any such other person or entity, then the relevant party shall pay the amount of such Capital Appreciation or Capital Depreciation, as applicable, within five Business Days after the date of such subsequent payment.

(c) Amounts payable pursuant to this Clause 8 shall be subject to adjustment by the Calculation Agent in good faith and on a commercially reasonable basis, as agreed by Citibank and Counterparty, in order to preserve for the parties the intended economic risks and benefits of the relevant Transaction.

(d) The payment obligations of Citibank and Counterparty pursuant to this Clause 8 shall survive the termination of all Transactions.

9. Credit Support.

Notwithstanding anything in the Credit Support Annex (the "Credit Support Annex") to the Schedule to the Master Agreement to the contrary, the following collateral terms shall apply to each Transaction to which this Confirmation relates (capitalized terms used in this Clause 9 but not otherwise defined in this Confirmation have the respective meanings given to such terms in the Credit Support Annex):

(a)	With respect to each Transaction to which this Confirmation relates, an "Independent Amount" shall be applicable to Counterparty on each date of determination in an amount in USD equal to the Notional Amount of such Transaction on such date of determination multiplied by the relevant Independent Amount Percentage (determined in accordance with the table set forth below).
Condition	Independent Amount Percentage
(i) Except as provided in clauses (ii), (iii) and (iv) below, with respect to any Transaction	25%
(ii) Except as provided in clause (iv) below, with respect to any Transaction relating to a Non-Standard Reference Obligation	Such percentage as Citibank shall specify on or prior to the Obligation Trade Date for such Transaction
(iii) Except as provided in clause (iv) below, with respect to any Transaction relating to a Excess Concentration Obligation	Such percentage as Citibank shall specify pursuant to Clause 3(b)
(iv) With respect to any Reference Obligation whose Independent Amount Percentage is agreed in writing as provided in Clause 3(a)(ii)	Such Independent Amount Percentage as is agreed in writing as provided in Clause 3(a)(ii)

Not later than the close of business in New York City on (i) the Effective Date and (ii) the date of any increase in the Independent Amount Percentage applicable to any Transaction, Counterparty as Pledgor will Transfer to Citibank as Secured Party Eligible Collateral having a Value as of the date of Transfer equal to the related Independent Amount (or increase in the related Independent Amount) determined pursuant to this Clause 9(a).
(b)	In no event shall Citibank as Secured Party be obligated to Transfer Posted Credit Support in respect of a Return Amount to Counterparty as Pledgor if the Value as of any Valuation Date of all Posted Credit Support held by Citibank as Secured Party would be less than the aggregate of all Independent Amounts determined pursuant to Clause 9(a).
(c)	In no event shall Counterparty as a Secured Party have any positive "Exposure" to Citibank with respect to any Transaction to which this Confirmation relates.
(d)	Without limiting Clause 3(b)(iv) or Clause 9(e), in no event shall Citibank as a Secured Party shall have any positive "Exposure" to Counterparty with respect to any Transaction to which this Confirmation relates.
(e)	If (i) the Net Collateral Value Percentage on any Valuation Date is less than the Termination Threshold on such Valuation Date and (ii) Citibank gives notice thereof to Counterparty on any Business Day, Counterparty will, not later than the close of business on the Business Day following the date of such notice from Citibank, effect the Transfer to Citibank as Secured Party of Eligible Collateral such that the Net Collateral Value Percentage after giving effect to such Transfer is at least equal to the Cure Threshold. In addition, Counterparty may, on any Business Day, effect the Transfer to Citibank as Secured Party of any additional Eligible Collateral.
(f)	If Counterparty enters into any Transaction under the Master Agreement other than the Transactions contemplated by this Confirmation (each, a "Separate Transaction"), then the Credit Support Amount with respect to Counterparty as Pledgor shall never be less than the "Credit Support Amount" with respect to Counterparty as Pledgor calculated (i) solely with reference to all Separate Transactions and (ii) without regard to the aggregate of all Independent Amounts applicable to Counterparty as Pledgor under this Confirmation.
(g)	Each Business Day shall be a Valuation Date.

10. Notice and Account Details.

Notices to Citibank:

Citibank, N.A., New York Branch

390 Greenwich Street, 4th Floor

New York, New York 10013

Tel: (212) 723-6181

Fax: (646) 291-5779

Attn: Mitali Sohoni

with a copy to:

Office of the General Counsel

Fixed Income and Derivatives Sales and Trading

Citibank, N.A., New York Branch

388 Greenwich Street, 17th Floor

New York, New York 10013

Tel: (212) 816-2121

Fax: (646) 862-8431

Attn: Craig Seledee

Notices to Counterparty:
As set forth in Part 4 of the Schedule to the Master Agreement
Payments to Citibank:
Citibank, N.A., New York ABA No.: 021-000-089 Account No.: 00167679 Ref: Financial Futures
Payments to Counterparty:
Any payment to be made by Citibank to Counterparty shall be subject to the condition that Citibank shall have received notice of the account to which such payment is to be made not less than three Local Business Days prior to the date of such payment.

11. Offices.

(a)	The Office of Citibank for each Transaction:

New York

(b)	The Office of Counterparty for each Transaction:

New York

Please confirm that the foregoing correctly sets forth the terms of our agreement by having a duly authorized officer of Counterparty execute this Confirmation and return the same by facsimile to the attention of the individual at Citibank indicated on the first page hereof.

Very truly yours,

CITIBANK, N.A.

By:	/s/ David Santos
Name: David Santos
Title: Authorized Signatory

CONFIRMED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:

405 TRS I, LLC

By:	/s/ Brian S. Block
Name: Brian S. Block
Title: Chief Financial Officer and Treasurer

TRS Confirmation

ANNEX A

ADDITIONAL DEFINITIONS

"Affiliate", for purposes of this Confirmation only, has the meaning given to such term in Rule 405 under the Securities Act of 1933, as amended.

"Approved Buyer" means (a) any entity listed in Annex III (as such Annex may be amended by mutual written consent of the parties hereto from time to time) so long as its long-term unsecured and unsubordinated debt obligations on the "trade date" for the related purchase or submission of a Firm Bid contemplated hereby are rated at least "Baa1" by Moody's and at least "BBB+ " by S&P and (b) if an entity listed in Annex III is not the principal banking or securities Affiliate within a financial holding company group, the principal banking or securities Affiliate of such listed entity within such financial holding company group so long as such obligations of such Affiliate have the rating indicated in clause (a) above.

"Capital Appreciation" and "Capital Depreciation" mean, for any Total Return Payment Date, the amount determined according to the following formula for the applicable Terminated Obligation or Repaid Obligation:

Final Price – Applicable Notional Amount

where

"Final Price" means (a) in the case of any Terminated Obligation, the amount determined pursuant to Clause 4, and (b) in the case of any Repaid Obligation, the amount determined pursuant to Clause 5, and

"Applicable Notional Amount" means the Notional Funded Amount (determined immediately prior to the related Repayment Date or Termination Trade Date) for such Terminated Obligation or Repaid Obligation, as applicable.

If such amount is positive, such amount is "Capital Appreciation" and if such amount is negative, the absolute value of such amount is "Capital Depreciation".

"Committed Obligation" means (a) any Delayed Drawdown Reference Obligation and (b) any Revolving Reference Obligation.

"Costs of Assignment" means, in the case of any Terminated Obligation, the sum of (a) any actual costs of transfer or assignment paid by the seller under the terms of any Terminated Obligation or otherwise actually imposed on the seller by any applicable administrative agent, borrower or obligor incurred in connection with the sale of such Terminated Obligation and (b) any reasonable expenses incurred by the seller in connection with such sale and, if transfers of the Terminated Obligation are subject to the Standard Terms and Conditions for Distressed Trade Confirmations, as published by the LSTA and as in effect on the Obligation Trade Date, reasonable legal costs incurred by the seller in connection with such sale, in each case to the extent not already reflected in the Final Price.

"Credit Event" means the occurrence of a Bankruptcy or Failure to Pay. For purposes of the determination of whether a Credit Event has occurred, the Obligation Category will be Borrowed Money, the Payment Requirement will be USD1,000,000 and no Obligation Characteristics will be specified. Capitalized terms used in this definition but not defined in this Confirmation shall have the meanings specified in the 2003 ISDA Credit Derivatives Definitions.

"Cure Threshold" means, on any date of determination occurring from and including the Effective Date, a percentage equal to (a) the aggregate of all Independent Amounts under this Confirmation over (b) the Portfolio Notional Amount.

"Current Price" means, with respect to any Reference Obligation on any date of determination, the Calculation Agent's determination of the net cash proceeds that would be received from the sale on such date of determination of such Reference Obligation, net of the related Costs of Assignment. If Counterparty disputes the Calculation Agent's determination of the Current Price of any Reference Obligation, then Counterparty may, no later than three hours after Counterparty is given notice of such determination, designate two Dealers of credit standing acceptable to Citibank in the exercise of its reasonable discretion to provide a Firm Bid to Citibank within such three-hour period. The highest of such two Firm Bids will be the Current Price. The "Current Price" shall be expressed as a percentage of par and will be determined exclusive of accrued interest.

"Dealer" means (i) a nationally recognized independent dealer in the related Reference Obligation chosen by the Calculation Agent or its designated Affiliate (other than the Calculation Agent or any of its Affiliates), (ii) any Approved Buyer designated by Counterparty or (iii) any other entity (other than the Calculation Agent or any of its Affiliates) designated by the Calculation Agent or its designated Affiliate in its sole discretion as a "Dealer" for the purposes of this Confirmation.

"Delayed Drawdown Reference Obligation" means a Reference Obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Reference Obligation was issued or created, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amount previously repaid; provided that, on any date on which all commitments by the holder thereof to make advances to the borrower under such Delayed Drawdown Reference Obligation expire or are terminated or reduced to zero, such Reference Obligation shall cease to be a Delayed Drawdown Reference Obligation.

"Excess Concentration Obligation" means (a) any Reference Obligation whose inclusion in the Reference Portfolio (other than as an "Excess Concentration Obligation") would not on the related Obligation Trade Date satisfy one or more of clauses (iv) and (v) of the Portfolio Criteria (but only to the extent that such inclusion would not satisfy any such clause) and (b) any Reference Obligation deemed to be an Excess Concentration Obligation pursuant to Clause 3(b). Notwithstanding that the foregoing definition provides that only part of a Reference Obligation may be an "Excess Concentration Obligation" for all other purposes of this Confirmation, the entire Reference Obligation shall be deemed to be an "Excess Concentration Obligation" for purposes of determining pursuant to Clause 9(a) the Independent Amount Percentage for the Transaction relating to such Reference Obligation. Counterparty shall give notice to Citibank on or prior to the related Obligation Trade Date if any Reference Obligation would be an Excess Concentration Obligation pursuant to the foregoing clause (a).

"Expense or Other Payment" means the aggregate amount of any payments (other than extensions of credit) due from the lender(s) in respect of any Reference Obligation, including, without limitation, (a) any expense associated with any amendment, modification or waiver of the provisions of a credit agreement, (b) any reimbursement of any agents under the provisions of a credit agreement, and (c) any indemnity or other similar payment, including amounts owed on or after the related Obligation Termination Date in respect of amounts incurred or any event that occurred before the related Obligation Termination Date.

"Interest and Fee Amount" means, for any Citibank Fixed Amount Payer Payment Date and any Transaction, the aggregate amount of interest (including interest breakage costs), fees (including, without limitation, amendment, consent, tender, facility, letter of credit and other similar fees) and other amounts (other than in respect of principal and premium paid in respect of principal) paid with respect to the related Reference Obligation (after deduction of any withholding taxes for which the Reference Entities are not obligated to reimburse holders of the related Reference Obligation, if applicable) during the relevant Citibank Fixed Amount Payer Calculation Period; provided that Interest and Fee Amounts:

(a)	in the case of "Interest and Accruing Fees" (as defined in the "Standard Terms and Conditions for Par/Near Par Trade Confirmations" or "Standard Terms and Conditions for Distressed Trade Confirmations", as applicable to the relevant Reference Obligation, most recently published by the LSTA prior to the Trade Date), shall not include any amounts that accrue prior to the Obligation Settlement Date for the related Reference Obligation or that accrue on or after the Obligation Termination Date for the related Reference Obligation or portion thereof,
(b)	in the case of "Non-Recurring Fees" (as so defined), shall not include any amounts that (i) are paid on or after the Termination Trade Date for the related Reference Obligation or portion thereof or (ii) are paid with respect to the related Reference Obligation that is not held by or on behalf of Citibank as a hedge for the related Transaction,
(c)	shall be determined after deducting all customary and reasonable expenses that would be incurred by a buyer in connection with any purchase of the Reference Obligation as a hedge for such Transaction and shall be adjusted by any Delay Compensation as provided in Clause 6(b); and
(d)	in the case of any Transaction as to which the related Reference Obligation is a Committed Obligation, shall include only 75% of fees that are stated to accrue on or in respect of the unfunded portion of any Commitment Amount.

"Loan" means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

"LSTA" means The Loan Syndications and Trading Association, Inc. and any successor thereto.

"Moody's" means Moody's Investors Service, Inc. or any successor thereto.

"Moody's Rating" means, with respect to a Reference Obligation, as of any date of determination:

(i)	if the Reference Obligation itself is rated by Moody's (including pursuant to any credit estimate), such rating,
(ii)	if the foregoing paragraph is not applicable, then, if the Reference Obligation is a Loan and the related Reference Entity has a corporate family rating by Moody's, the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Loan:
Loan	Relevant Rating
The Loan is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by Moody's that is one rating subcategory above such corporate family rating
The Loan is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by Moody's that is one rating subcategory below such corporate family rating
The Loan is Subordinate	The rating by Moody's that is two rating subcategories below such corporate family rating

(iii)	if the foregoing paragraphs are not applicable, but there is a rating by Moody's on a secured obligation of the Reference Entity that is not a Second Lien Obligation and is not Subordinate (the "other obligation"), the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Reference Obligation:
Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating assigned by Moody's to the other obligation
The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by Moody's that is one rating subcategory below the rating assigned by Moody's to the other obligation
The Reference Obligation is Subordinate	The rating by Moody's that is two rating subcategories below the rating assigned by Moody's to the other obligation

(iv)	if the foregoing paragraphs are not applicable, but there is a rating by Moody's on an unsecured obligation of the Reference Entity (or, failing that, an obligation that is a Second Lien Obligation) but is not Subordinate (the "other obligation"), the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Reference Obligation:
Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by Moody's that is one rating subcategory above the rating assigned by Moody's to the other obligation
The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating assigned by Moody's to the other obligation
The Reference Obligation is Subordinate	The rating by Moody's that is one rating subcategory below the rating assigned by Moody's to the other obligation

(v)	if the foregoing paragraphs are not applicable, but there is a rating by Moody's on an obligation of the Reference Entity that is Subordinate (the "other obligation"), the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by Moody's that is two rating subcategories above the rating assigned by Moody's to the other obligation
The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by Moody's that is one rating subcategory above the rating assigned by Moody's to the other obligation
The Reference Obligation is Subordinate	The rating assigned by Moody's to the other obligation

(vi)	if a rating cannot be assigned pursuant to clauses (i) through (v), the Moody's Rating may be determined using any of the methods below:

(A)	for up to 10% of the Portfolio Target Amount, Counterparty may apply to Moody's for a shadow rating or public rating of such Reference Obligation, which shall then be the Moody's Rating (and Counterparty may deem the Moody's Rating of such Reference Obligation to be "B3" pending receipt of such shadow rating or public rating, as the case may be); provided that (x) a Reference Obligation will not be included in the 10% limit of the Portfolio Target Amount if Counterparty has assigned a rating to such Reference Obligation in accordance with clause (B) below and (y) upon receipt of a shadow rating or public rating, as the case may be, such Reference Obligation will not be included in the 10% limit of the Portfolio Target Amount;
(B)	for up to 10% of the Portfolio Target Amount, if there is a private rating of an obligor that has been provided by Moody's to Citibank and Counterparty, Counterparty may impute a Moody's Rating that corresponds to such private rating; provided that a Reference Obligation will not be included in the 10% limit of the Portfolio Target Amount if Counterparty has applied to Moody's for a shadow rating; or
(C)	for up to 10% of the Portfolio Target Amount, the Moody's Rating may be determined in accordance with the methodologies for establishing the S&P Rating except that the Moody's Rating of such obligation will be (1) one sub-category below the Moody's equivalent of the S&P Rating if such S&P Rating is "BBB-" or higher and (2) two sub-categories below the Moody's equivalent of the S&P Rating if such S&P Rating is "BB+" or lower.

For purposes of the foregoing, a "private rating" shall refer to a rating obtained by Citibank, by Counterparty or by or on behalf of an obligor on a Reference Obligation that is not disseminated publicly; whereas a "shadow rating" shall refer to a credit estimate obtained upon application of Counterparty or a holder of a Reference Obligation. Any private rating or shadow rating shall be required to be refreshed annually. If Counterparty applies to Moody's for a shadow rating or public rating of a Reference Obligation, Counterparty shall provide evidence to Citibank of such application and shall notify Citibank of the expected rating. Counterparty shall notify Citibank of the shadow rating or public rating assigned by Moody's to a Reference Obligation.

"Net Collateral Value" means, as of any date of determination, an amount equal to (a) the aggregate Value (as defined in the Credit Support Annex) on such date of all Posted Credit Support (as so defined) held by Citibank as Secured Party (as so defined) plus (b) the aggregate of all Unrealized Capital Gains on such date with respect to the Reference Portfolio minus (c) the aggregate of all Unrealized Capital Losses on such date with respect to the Reference Portfolio.

"Net Collateral Value Percentage" means, as of any date of determination, an amount (expressed as a percentage) equal to (a) the Net Collateral Value on such date divided by (b) the Portfolio Notional Amount on such date.

"Non-Standard Reference Obligation" means any Reference Obligation whose inclusion in the Reference Portfolio (other than as a "Non-Standard Reference Obligation") would not on the related Obligation Trade Date satisfy one or more of clauses (viii) through (xii) of the Obligation Criteria.

"Portfolio Target Amount" means (a) during the Ramp-Up Period and the Ramp-Down Period, the Maximum Portfolio Notional Amount, (b) at any other time, the Portfolio Notional Amount; provided that, for purposes of clauses (iv) and (v) of the Portfolio Criteria, the Portfolio Target Amount on any date of determination shall be reduced by the sum of the Notional Amounts for all Excess Concentration Obligations as of such date.

"Rate Payments" means Counterparty First Floating Amounts, Counterparty Second Floating Amounts and Citibank Fixed Amounts.

"Revolving Reference Obligation" means a Reference Obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Reference Obligation was issued or created, (b) specifies a maximum aggregate amount that can be borrowed and (c) permits, during any period on or after the date on which the holder thereof acquires such Reference Obligation, the re-borrowing of any amount previously repaid; provided that, on the date that all commitments by the holder thereof to make advances to the borrower under such Revolving Reference Obligation expire or are terminated or reduced to zero, such Reference Obligation shall cease to be a Revolving Reference Obligation.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, or any successor thereto.

S&P Rating means, with respect to a Reference Obligation:

(i)	if the Reference Obligation itself is rated by S&P (including pursuant to any credit estimate), such rating,
(ii)	if the foregoing paragraph is not applicable, then, if the Reference Obligation is a Loan and the related Reference Entity has a corporate issuer rating by S&P, the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Loan:
Loan	Relevant Rating
The Loan is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by S&P that is one rating subcategory above such corporate issuer rating
The Loan is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by S&P that is one rating subcategory below such corporate issuer rating
The Loan is Subordinate	The rating by S&P that is two rating subcategories below such corporate issuer rating

(iii)	if the foregoing paragraphs are not applicable, but there is a rating by S&P on a secured obligation of the Reference Entity that is not a Second Lien Obligation and is not Subordinate (the "other obligation"), the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Reference Obligation:
Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating assigned by S&P to the other obligation
The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by S&P that is one rating subcategory below the rating assigned by S&P to the other obligation
The Reference Obligation is Subordinate	The rating by S&P that is two rating subcategories below the rating assigned by S&P to the other obligation

(iv)	if the foregoing paragraphs are not applicable, but there is a rating by S&P on an unsecured obligation of the Reference Entity (or, failing that, an obligation that is a Second Lien Obligation) but is not Subordinate (the "other obligation"), the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Reference Obligation:
Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by S&P that is one rating subcategory above the rating assigned by S&P to the other obligation
The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating assigned by S&P to the other obligation
The Reference Obligation is Subordinate	The rating by S&P that is one rating subcategory below the rating assigned by S&P to the other obligation

(v)	if the foregoing paragraphs are not applicable, but there is a rating by S&P on an obligation of the Reference Entity that is Subordinate (the "other obligation"), the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by S&P that is two rating subcategories above the rating assigned by S&P to the other obligation
The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by S&P that is one rating subcategory above the rating assigned by S&P to the other obligation
The Reference Obligation is Subordinate	The rating assigned by S&P to the other obligation

(vi)	if the foregoing paragraphs are not applicable, then the S&P Rating shall be "CC"; provided that:

(A) if application has been made to S&P to rate a Reference Obligation and such Reference Obligation has a Moody's Rating, then the S&P Rating with respect to such Reference Obligation shall, pending the receipt of such rating from S&P, be equal to the S&P Rating that is equivalent to such Moody's Rating and (y) Reference Obligations in the Reference Portfolio constituting no more, by aggregate Notional Amount, than 10% of the Portfolio Target Amount may be given a S&P Rating based on a rating given by Moody's as provided in clause (x) (after giving effect to the addition of the relevant Reference Obligation, if applicable); and

(B) for up to 10% of the Portfolio Target Amount, the S&P Rating may be determined in accordance with the methodologies for establishing the Moody's Rating except that the S&P Rating of such obligation will be (1) one sub-category below the S&P equivalent of the Moody's Rating if such Moody's Rating is "Baa3" or higher and (2) two sub-categories below the S&P equivalent of the Moody's Rating if such Moody's Rating is "Ba1" or lower

"Second Lien Obligation" means a Loan that is secured by collateral, but as to which the beneficiary or beneficiaries of such collateral security agree for the benefit of the holder or holders of other indebtedness secured by the same collateral ("First Lien Debt") as to one or more of the following: (1) to defer their right to enforce such collateral security either permanently or for a specified period of time while First Lien Debt is outstanding, (2) to permit a holder or holders of First Lien Debt to sell such collateral free and clear of the security in favor of such beneficiary or beneficiaries, (3) not to object to sales of assets by the obligor on such Loan following the commencement of a bankruptcy or other insolvency proceeding with respect to such obligor or to an application by the holder or holders of First Lien Debt to obtain adequate protection in any such proceeding and (4) not to contest the creation, validity, perfection or priority of First Lien Debt.

"Subordinate" means, with respect to an obligation (the "Subordinated Obligation") and another obligation of the obligor thereon to which such obligation is being compared (the "Senior Obligation"), a contractual, trust or similar arrangement (without regard to the existence of preferred creditors arising by operation of law or to collateral, credit support, lien or other credit enhancement arrangements or provisions regarding the application of proceeds of any of the foregoing) providing that (i) upon the liquidation, dissolution, reorganization or winding up of the obligor, claims of the holders of the Senior Obligation will be satisfied prior to the claims of the holders of the Subordinated Obligation or (ii) the holders of the Subordinated Obligation will not be entitled to receive or retain payments in respect of their claims against the obligor at any time that the obligor is in payment arrears or is otherwise in default under the Senior Obligation.

 "Term Obligation" means any Reference Obligation that is not a Committed Obligation.

"Terminated Obligation" means any Reference Obligation or portion of any Reference Obligation that is terminated pursuant to Clause 3.

"Termination Settlement Date" means, for any Terminated Obligation, the date customary for settlement, substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation (as determined by the Calculation Agent), of the sale of such Terminated Obligation with the trade date for such sale occurring on the related Termination Trade Date.

"Termination Threshold" means, on any date of determination from and including the Effective Date, the Cure Threshold minus 5%.

"Termination Trade Date" means, with respect to any Terminated Obligation, the date so designated in the related Accelerated Termination Notice; provided that:

(a)	except as provided in the following paragraph (b), if the related Final Price is not determined in accordance with Clause 4(a), the "Termination Trade Date" will be the bid submission deadline for the Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation that are to be the basis for determining the Final Price of such Terminated Obligation as designated by the Calculation Agent in order to cause the related Total Return Payment Date to occur as promptly as practicable (in the discretion of the Calculation Agent) after the date originally designated as the "Termination Trade Date" pursuant to Clause 3; and
(b)	in respect of the Scheduled Termination Date, if the related Final Price is not determined in accordance with Clause 4(a), the "Termination Trade Date" will be the date so designated by the Calculation Agent in its discretion, occurring during the 30 calendar days preceding the Scheduled Termination Date (or earlier in the case of any Terminated Obligation determined by the Calculation Agent in its sole discretion to be a distressed loan or other obligation) in a manner reasonably likely to cause the final Total Return Payment Date to occur on the Scheduled Termination Date.

The Calculation Agent shall notify the parties of any Termination Trade Date designated by it pursuant to the foregoing proviso.

"Total Return Payment Date" means, with respect to any Terminated Obligation or Repaid Obligation, the fifth Business Day next succeeding the last day of the Monthly Period during which the related Obligation Termination Date occurs.

"Unrealized Capital Gain" means, with respect to any Reference Obligation, if the Current Price of such Reference Obligation is greater than the Initial Price in relation to such Reference Obligation, then (a) such Current Price minus such Initial Price multiplied by (b) the Reference Amount of such Reference Obligation. For purposes of computing any Unrealized Capital Gain, a Repaid Obligation or Terminated Obligation will be deemed to continue to be outstanding in an amount equal to its Reference Amount until (but excluding) the related Total Return Payment Date (and after the determination of the related Final Price will have a Current Price equal to such Final Price).

 "Unrealized Capital Loss" means, with respect to any Reference Obligation, if the Initial Price in relation to such Reference Obligation is greater than the Current Price of such Reference Obligation, then (a) such Initial Price minus such Current Price multiplied by (b) the Reference Amount of such Reference Obligation. For purposes of computing any Unrealized Capital Loss, a Repaid Obligation or Terminated Obligation will be deemed to continue to be outstanding in an amount equal to its Reference Amount until (but excluding) the related Total Return Payment Date (and after the determination of the related Final Price will have a Current Price equal to such Final Price).

ANNEX I

Reference Portfolio

Reference Obligation	Reference Entity	Reference Amount	Outstanding Principal Amount	Initial Price (%)	Obligation Trade Date	Obligation Settlement Date	Independent Amount Percentage (%)

ANNEX II

Obligation Criteria

The "Obligation Criteria" are as follows:

(i)	The obligation is a Loan.
(ii)	The obligation is denominated in USD.
(iii)	The obligation constitutes a legal, valid, binding and enforceable obligation of the applicable Reference Entity, enforceable against such person in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
(iv)	Except for any Delayed Drawdown Reference Obligation or Revolving Reference Obligation, the obligation does not require any future advances to be made to the related issuer or obligor on or after the Obligation Trade Date.
(v)	On the Obligation Trade Date, the obligation is in the form of, and is treated as, indebtedness for U.S. Federal income tax purposes.
(vi)	Transfers thereof on the Obligation Trade Date may be effected pursuant to the Standard Terms and Conditions for Par/Near Par Trade Confirmations and not the Standard Terms and Conditions for Distressed Trade Confirmations, in each case as published by the LSTA and as in effect on the Obligation Trade Date.
(vii)	The obligation is not Subordinate.
(viii)	Except for any Non-Standard Reference Obligation, the obligation is not a Second Lien Obligation.
(ix)	Except for any Non-Standard Reference Obligation, the obligation has as of the Obligation Trade Date a Moody's Rating of at least "B2" and an S&P Rating of at least "B".
(x)	Except for any Non-Standard Reference Obligation, on the Obligation Trade Date the obligation is part of a fungible class of debt obligations (as to issuance date and all economic terms) of at least USD150,000,000.
(xi)	Except for any Non-Standard Reference Obligation, the obligation has an Initial Price as of the Obligation Trade Date of at least 80%.
(xii)	Except for any Non-Standard Reference Obligation, the obligation on the Obligation Trade Date either (x) is the subject of at least two bid quotations from nationally recognized independent dealers in the related obligation as reported on a nationally recognized pricing service or (y) satisfies each of the following two conditions: (A) the obligation was originated not more than 30 days prior to the Obligation Trade Date and (B) the obligation is the subject of at least one bid quotation from a nationally recognized independent dealer in the related obligation as reported on a nationally recognized pricing service.

Portfolio Criteria

The "Portfolio Criteria" are as follows:

(i)	The Portfolio Notional Amount does not exceed the Maximum Portfolio Notional Amount.
(ii)	The sum of the Notional Amounts for all Reference Obligations that are Committed Obligations does not exceed 10% of the Portfolio Target Amount.
(iii)	The sum of the Notional Amounts for all Reference Obligations that are Non-Standard Reference Obligations does not exceed 20% of the Portfolio Target Amount.
(iv)	The sum of the Notional Amounts for Reference Obligations (other than any Excess Concentration Obligation so long as the sum of the Notional Amounts for Reference Obligations of any single Reference Entity or any of its Affiliates does not exceed 10% of the Portfolio Target Amount) of any single Reference Entity or any of its Affiliates does not exceed 5% of the Portfolio Target Amount.
(v)	The sum of the Notional Amounts for Reference Obligations (other than any Excess Concentration Obligation) of Reference Entities in any single Moody's Industry Classification Group does not exceed 15% of the Portfolio Target Amount.
(vi)	After the Ramp-Up Period and prior to the Ramp-Down Period, the Reference Portfolio has a Weighted Average Rating of at most 2,850.

For purposes hereof:

"Moody's Industry Classification Groups" means each of the categories set forth in Table 1 below.

"Weighted Average Rating" means, as of any date of determination, the number obtained by (a) multiplying the Notional Amount of each Reference Obligation by the applicable Rating Factor (as set forth in Table 2 below) for the related Reference Entity; (b) summing the products obtained in clause (a) for all Reference Obligations; and (c) dividing the sum obtained in clause (b) by the aggregate of the Notional Amounts of all Reference Obligations.

Table 1

Moody's Industry Classification Groups

Aerospace & Defense

Automotive

Banking, Finance, Insurance and Real Estate

Beverage, Food, & Tobacco

Capital Equipment

Chemicals, Plastics, & Rubber

Construction & Building

Consumer goods: durable

Consumer goods: non-durable

Containers, Packaging, & Glass

Energy: Electricity

Energy: Oil & Gas

Environmental Industries

Forest Products & Paper

Healthcare & Pharmaceuticals

High Tech Industries

Hotel, Gaming, & Leisure

Media: Advertising, Printing & Publishing

Media: Broadcasting & Subscription

Media: Diversified & Production

Metals & Mining

Retail

Services: Business

Services: Consumer

Sovereign & Public Finance

Telecommunications

Transportation: Cargo

Transportation: Consumer

Utilities: Electric

Utilities: Oil & Gas

Utilities: Water

Wholesale

Table 2

Rating Factors

Moody's Rating	Rating Factor
Aaa	1
Aa1	10
Aa2	20
Aa3	40
A1	70
A2	120
A3	180
Baa1	260
Baa2	360
Baa3	610
Ba1	940
Ba2	1,350
Ba3	1,766
B1	2,220
B2	2,720
B3	3,490
Caa1	4,770
Caa2	6,500
Caa3	8,070
Below Caa3	10,000

Annex III

Approved Buyers

Bank of America, NA

The Bank of Montreal

The Bank of New York Mellon, N.A.

Barclays Bank plc

BNP Paribas

Citibank, N.A.

Credit Agricole S.A.

Canadian Imperial Bank of Commerce

Credit Suisse

Deutsche Bank AG

Goldman Sachs & Co.

HSBC Bank

JPMorgan Chase Bank, N.A.

Morgan Stanley & Co.

Natixis

Northern Trust Company

Royal Bank of Canada

The Royal Bank of Scotland plc

Scotia Capital

Societe Generale

The Toronto-Dominion Bank

UBS AG

U.S. Bank, National Association

Wells Fargo Bank, National Association

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